Exhibit 99.1
FOR FURTHER INFORMATION:
AT FIRST MERCURY FINANCIAL:
Edward A. LaFramboise
Vice President — Finance
(248) 358-4010
elaframboise@firstmercury.com
FOR IMMEDIATE RELEASE
FRIDAY, MAY 15, 2009
FIRST MERCURY FINANCIAL CORPORATION APPOINTS
GEORGE R. BOYER III AND BRADLEY J. PICKARD TO BOARD OF DIRECTORS
SOUTHFIELD, MI — May 15, 2009 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced the expansion of its Board of Directors to nine members with the appointments of George R. Boyer III and Bradley J. Pickard on May 13, 2009. Mr. Boyer will serve for an initial term of two years and has been appointed to the Board’s Audit Committee. Mr. Pickard will serve for an initial term of one year and has been appointed to the Board’s Nominating and Corporate Governance Committee.
“We are pleased to welcome George and Brad to our Board. Their diverse experience and backgrounds will make them valuable assets to First Mercury. We look forward to their contribution,” said Richard H. Smith, chairman, president and chief executive officer.
Mr. Boyer, 57, recently retired from MGM Mirage where he served in various positions since 1995, including most recently as President and COO of MGM Grand Detroit. While at MGM Mirage, Mr. Boyer also served as President and COO of Primm Valley Resorts and as Senior Vice President for National Marketing. He joined MGM Mirage from Caesars World, where he served as director of financial planning and budgeting, director of administration and director of internal audit. Prior to working in the gaming industry, Mr. Boyer held various audit positions with the Philadelphia Stock Exchange and worked in the United States General Accounting Office. Mr. Boyer has served as a board member for the Michigan Chamber of Commerce, the Detroit Regional Chamber of Commerce, Detroit Downtown Partnership and MGM Grand Detroit. Mr. Boyer is a Certified Public Accountant and holds Masters in Business Administration and Bachelor of Science degrees from Wagner College in Staten Island, New York.
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First Mercury Financial Corporation

Mr. Pickard, 46, has extensive experience in the investment banking and private equity industries. Mr. Pickard is currently a partner at Access Value Investors (“AVI”), a private equity fund focused on buying distressed, domestic, middle market companies across a variety of industries. Prior to joining AVI, Mr. Pickard was a partner at Blue Diamond Capital, an investment firm focused on investments in secured bank loans of distressed, asset intensive companies. Mr. Pickard has also served as a Managing Director at both Houlihan Lokey Howard & Zukin and at Wasserstein Perella & Co., where his practice focused on mergers and acquisitions of public and private industrial and consumer products companies. Mr. Pickard holds a Masters of Business Administration degree from the University of Chicago and a Bachelor of Arts degree from the University of Michigan.
About First Mercury Financial Corporation
First Mercury Financial Corporation provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments where we believe that we have underwriting expertise and other competitive advantages. During the Company’s 35 years of underwriting risks, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled us to effectively underwrite such risks. Our risk-taking subsidiaries offer insurance products through our distribution subsidiaries: CoverX®, FM Emerald and AMC, which are recognized brands among insurance producers.
The Company uses the Investor Relations page of its website at www.firstmercury.com to make information available to its investors and the public.
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